UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 9, 2017

Comfort Systems USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13011	76-0526487
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

675 Bering, Suite 400 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 830-9600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2017, James Mylett provided notice to Comfort Systems USA, Inc. (the “Company”) of his decision to resign from his position as Senior Vice President — Service, effective February 1, 2017 (the “Resignation Date”). In connection with his resignation, he entered into a Resignation and General Release Agreement with the Company on January 10, 2017 (the “Resignation Agreement”).

Pursuant to the Resignation Agreement, Mr. Mylett will be entitled to receive severance in the amount of $1,119,129, payable in four equal installments during 2017, and reimbursement of the employer-portion of COBRA premiums for 12 months.

In exchange for these payments and benefits, Mr. Mylett agreed to: (i) forfeit his rights to receive (a) severance benefits pursuant to the Company’s Executive Severance Policy, (b) any short-term incentive bonus payment for fiscal 2016, and (c) any amounts in respect of his outstanding equity awards, (ii) acknowledge and continue to comply with restrictive covenants requiring non-competition, non-solicitation, and non-raiding of the Company’s customers and employees for a period of twelve months from the Resignation Date, and (iii) a general release of all claims associated with Mr. Mylett’s employment with the Company. Mr. Mylett further agreed to make himself available to reasonable requests for information from the Company regarding his former duties and other related matters until April 1, 2018.

The Resignation Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01             Financial Statements and Exhibits

(d) The following Exhibits are included herein:

10.1 Resignation and General Release Agreement between Comfort Systems USA, Inc. and James Mylett, dated as of January 10, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMFORT SYSTEMS USA, INC.

By:	/s/ Trent T. McKenna
Trent T. McKenna, Senior Vice President and General Counsel

Date:           January 11, 2017

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

10.1	Resignation and General Release Agreement between Comfort Systems USA, Inc. and James Mylett, dated as of January 10, 2017.